UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2017

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

156 Valleyview Road, Kelowna, BC Canada	V1X 3M4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (250) 765-6424

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sales of Equity Securities

On April 3, 2017 Lexaria Bioscience Corp. (the “Company” or “Lexaria”) completed a brokered private placement of 4,104,280 units of the Company (“Units”) at a price per Unit of US$0.42 (the “Offering Price”), for total gross proceeds of US$1,723,798 (the “Offering”). Each Unit consists of one common share (a “Share”) and one-half of one Share purchase warrant (each whole Share purchase warrant, a “Warrant”). Each Warrant entitles the holder to acquire one Share at a price of US$0.60 per Share for a period of 24 months following the closing of the Offering.

The Offering was led by Eight Capital, on behalf of a syndicate of agents including Haywood Securities Inc. and Echelon Wealth Partners (collectively, the “Agents”). Borden Ladner Gervais LLP acted as Agents’ counsel with respect to the Offering.

The Agents received a cash commission of seven percent of the gross proceeds and 287,300 compensation units. Each compensation unit is exercisable for a period of 24 months following closing at an exercise price of US$0.42 and consists of one common share (a "Compensation Share") and one half of one common share purchase warrant (a "Compensation Warrant"). Each Compensation Warrant is exercisable for one common share (each, a "Compensation Warrant Share") at an exercise price of US$0.60 for a period of 24 months following closing.

The net proceeds of the Offering will be used to fund the Company’s research collaboration with National Research Council Canada; other Lexaria-developed R&D related to the delivery and bioavailability of cannabis, vitamins, NSAIDs and nicotine; and working capital and general corporate purposes.

The securities referred to herein have been issued in an offshore transaction to persons who are not U.S. Persons (as that term is defined in Regulation S of the United States Securities Act of 1933) pursuant to Regulation S under the United States Securities Act of 1933, as amended and are subject to a hold period in Canada of four months and one day.

The securities referred to herein have not been, nor will they be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the United States Securities Act of 1933, as amended, and applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date: April 5, 2017